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                                                                    Exhibit 23.2


                        [Letterhead of Arnold & Porter]

                                  June 3, 2002




Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, PA 15220

Ladies and Gentlemen:

     We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission on June 4, 2002 by Interstate Hotels Corporation and Meristar Hotels & Resorts, Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                   Very truly yours,

                                   /s/ Arnold & Porter